Exhibit 99.1

VSB Bancorp, Inc.
Second Quarter 2011 Results of Operations

Contact Name:
Ralph M. Branca
President & CEO
(718) 979-1100

Staten Island, N. Y. —July 13, 2011.  VSB Bancorp, Inc. (NASDAQ GM: VSBN) reported net income of $427,704 for the second quarter of 2011, a decrease of $34,672, or 7.50%, from the second quarter of 2010.  The following unaudited figures were released today.  Pre-tax income was $788,345 in the second quarter of 2011, compared to $852,349 for the second quarter of 2010.  Net income for the quarter was $427,704, or basic income of $0.24 per common share, compared to a net income of $462,376, or $0.26 basic income per common share, for the quarter ended June 30, 2010.

The $34,672 decrease in net income was due to a decrease in net interest income of $163,448, partially offset by a decrease in non-interest expense of $102,662 and a decrease in the provision for income taxes of $29,332.

The $163,448 decrease in net interest income for the second quarter of 2011 occurred primarily because our interest income decreased by $211,389, while our cost of funds decreased by $47,941. The decline in interest income resulted from a $126,145 decrease in income from investment securities, due to a 63 basis point decrease in average yield, partially offset by a $6.1 million increase in average balance between the periods. Interest income from loans also decreased by $85,164 due to a 66 basis point decrease in average yield from the second quarter of 2010 to the second quarter of 2011.  The decrease in the yield on loans was partially offset by a $2.7 million increase in the average balance of loans.  Although the average balance of non-accrual loans decreased by $372,956 from the second quarter of 2010 to the second quarter of 2011, the balance of non-accrual loans for which we received interest and recognized it on a cash basis decreased by $2.8 million in that period, while the balance of non-accrual loans for which we did not receive interest increased by $2.5 million in the second quarter of 2011.  This shift in non-accrual loans was a major contributor to the 66 basis point drop in our average loan yield.  Substantially all of the new non-accrual loans are secured by mortgages on real estate located in Staten Island.

Interest income from other interest earning assets (principally overnight investments) was relatively flat due to a $6.9 million decrease in average balance, partially offset by a 3 basis point increase in yield. Overall, average interest-earning assets increased by $1.9 million from the second quarter of 2010 to the second quarter of 2011.

The most significant component of the decrease in interest expense was a $29,008 decrease in interest on time deposits as the average cost declined by 15 basis points due to a continuation of low market interest rates. Average demand deposits, an interest free source of funds for us to invest, increased from 31.6% of total deposits in the second quarter of 2010, to 35.3% of total deposits in the second quarter of 2011.  Average interest-bearing deposits decreased by $8.4 million and average non-interest bearing deposits increased by $7.6 million, resulting in an overall $868,844 decrease in average total deposits from the second quarter of 2010 to the second quarter of 2011.

The average yield on earning assets declined by 39 basis points while the average cost of funds declined by 10 basis points from the second quarter of 2010 to the second quarter of 2011. The reduction in the yield on assets was principally due to the 63 basis point drop in the yield on investment securities, as new securities were purchased at market rates significantly below the rates we had been earning on securities repaid or matured, and a 66 basis point drop in the yield on loans. The increase in non-accrual loans that were not paying interest on a cash basis during the second quarter of 2011 reduced interest income and reduced our reported average loan yield.

The decline in the cost of funds was driven principally by the 15 basis point drop in the cost of time deposits.  Our interest rate margin decreased by 30 basis points from 3.99% to 3.69% when comparing the second quarter of 2011 to the same quarter in 2010, while our interest rate spread decreased by 29 basis points from 3.72% to 3.43%. These declines resulted when we were required to reinvest the proceeds from payments on investment securities at lower rates because of the continuation of low market interest rates. The declines also resulted from the 66 basis point decrease in the average yield on loans, our highest earning asset. The margin decreased more than the spread because it reflects the effect of non-interest bearing funding sources such as checking accounts and capital, which are less valuable in lower interest rate environments because they fund interest-earning assets with lower average yields. Interest rate floors on our loans have helped to stabilize interest income from the loan portfolio, but these floors also have the effect of limiting increases in our income as market rates increase until the prime rate rises above 6%. Non-interest income increased by $1,782 to $623,293 in the second quarter of 2011 compared to the same quarter in 2010.

Comparing the second quarter of 2011 with the same quarter in 2010, non-interest expense decreased by $102,662, totaling $2.0 million for the second quarter of 2011.  Non-interest expense decreased for various business reasons including a $52,286 reduction in legal fees, due to a lower level of collections and a recovery of legal fees previously expensed on a settled lawsuit, a $59,500 decrease in FDIC and NYSBD assessments due to the reduction in the FDIC assessment rate, partially offset by the $7,650 increase in computer expenses due to a one-time conversion charge.

For the first six months of 2011, pre-tax income decreased to $1,584,310 from $1,649,057 for the first six months of 2010, a decline of $64,747, or 3.9%.  Net income for the six months ended June 30, 2011 was $859,495, or basic net income of $0.48 per common share, as compared to a net income of $894,598, or basic net income of $0.51 per common share, for the six months ended June 30, 2010.  The $35,103 reduction in net income for the six months ended June 30, 2011 was attributable principally to a $200,546 decrease in net interest income, partially offset by a $55,000 reduction in the provision for loan losses and a $72,988 decrease in non-interest expenses.  The decrease in non-interest expense of $72,988 was due primarily to a $76,821 decrease in legal expenses due to a lower level of collections and a recovery of legal fees previously expensed on a settled lawsuit, and a $59,500 decrease in FDIC and NYSBD assessments partially offset by a $25,651 increase in professional fees due to higher costs.  Income tax expense decreased $29,644 due to the $64,747 decrease in pre-tax income. The net interest margin decreased by 22 basis points from the six months ended June 30, 2011 to 3.82% from 4.04%, in the same period in 2010.  Average interest earning assets, for the six months ending June 30, 2011, increased by $2.1 million, or 0.9%, from the same period in 2010.

Total assets increased to $244.9 million at June 30, 2011, an increase of $9.7 million, or 4.1%, from December 31, 2010.   The significant components of this increase were a $9.9 million increase in cash and other liquid assets and a $1.3 million increase in loans, net, partially offset by a $1.0 million decline in investment securities. Total deposits, including escrow deposits, increased to $216.1 million, an increase of $8.6 million, or 4.2%. We had increases in demand and checking deposits of $8.8 million, $2.5 million in savings deposits and $1.9 million in money market accounts, partially offset by a decrease in NOW accounts of $4.0 million and a $559,653 decrease in time deposits from year end 2010.  The Bancorp’s Tier 1 capital ratio was 10.48% at June 30, 2011.

Raffaele (Ralph) M. Branca, VSB Bancorp, Inc.’s President and CEO, stated, “The second quarter of 2011 demonstrated that the general economic recovery appears to be slowing due to increased oil prices and high unemployment.  Our non-performing loans increased by $2.5 million in this quarter, but we are working toward a positive resolution with two of the largest borrowers.  Our interest rate margin declined, mostly due to the increase in non-performing loans.” Joseph J. LiBassi, VSB Bancorp, Inc.’s Chairman, stated, “We have encountered some obstacles in this quarter but we have a plan to overcome these issues.  We paid our fifteenth consecutive dividend to our stockholders. Our ROA of 0.71% and our ROE of 6.42% for the second quarter of 2011 compare favorably to our peers.  Our book value per share stands at $14.81.  Our philosophy of providing the highest quality personal service without subjecting our customers to excess service charges has made Victory the premier choice for businesses and professionals on Staten Island.”

VSB Bancorp, Inc. is the one-bank holding company for Victory State Bank. Victory State Bank, a Staten Island based commercial bank, which commenced operations on November 17, 1997.  The Bank’s initial capitalization of $7.0 million was primarily raised in the Staten Island community. The Bancorp’s total equity has increased to $27.0 million primarily through the retention of earnings.  The Bank operates five full service locations in Staten Island: the main office in Great Kills, and branches on Forest Avenue (West Brighton), Hyatt Street (St. George), Hylan Boulevard (Dongan Hills) and on Bay Street (Rosebank).

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include but are not necessarily limited to adverse changes in local, regional or national economic conditions, fluctuations in market interest rates, changes in laws or government regulations, weaknesses of other financial institutions, changes in customer preferences, and changes in competition within our market area. When used in this release or in any other written or oral statements by the Company or its directors, officers or employees, words or phrases such as “will result in,” “management expects that,” “will continue,” “is anticipated,” “estimate,” “projected,” or similar expressions, and other terms used to describe future events, are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date of the statement. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting the Company under the PSLRA’s safe harbor provisions.

VSB Bancorp, Inc.
Consolidated Statements of Financial Condition
June 30, 2011
(unaudited)

	June 30,	December 31,
	2011	2010

Assets:

Cash and cash equivalents	$38,622,272	$28,764,987
Investment securities, available for sale	120,282,630	121,307,907
Loans receivable	82,727,855	81,538,224
Allowance for loan loss	(1,192,630)	(1,277,220)
Loans receivable, net	81,535,225	80,261,004
Bank premises and equipment, net	2,518,610	2,732,229
Accrued interest receivable	627,905	673,967
Other assets	1,319,457	1,513,605
Total assets	$244,906,099	$235,253,699

Liabilities and stockholders’ equity:

Liabilities:
Deposits:
Demand and checking	$75,204,955	$66,407,225
NOW	31,092,654	35,138,867
Money market	28,978,292	27,057,632
Savings	17,482,082	14,938,440
Time	63,085,310	63,644,963
Total Deposits	215,843,293	207,187,127
Escrow deposits	207,219	219,530
Accounts payable and accrued expenses	1,824,726	1,802,186
Total liabilities	217,875,238	209,208,843

Stockholders’ equity:
Common stock, ($.0001 par value, 10,000,000 shares authorized 1,989,509 issued, 1,825,009 outstanding at June 30, 2011 and December 31, 2010)	199	199
Additional paid in capital	9,265,716	9,249,600
Retained earnings	18,205,496	17,563,435
Treasury stock, at cost (164,500 shares at June 30, 2011 and December 31, 2010)	(1,643,797)	(1,643,797)
Unearned ESOP shares	(479,055)	(563,594)
Accumulated other comprehensive gain, net of taxes of $1,418,716 and $1,213,545, respectively	1,682,302	1,439,013

Total stockholders’ equity	27,030,861	26,044,856

Total liabilities and stockholders’ equity	$244,906,099	$235,253,699

VSB Bancorp, Inc.
Consolidated Statements of Operations
June 30, 2011
(unaudited)

	Three months	Three months	Six months	Six months
	ended	ended	ended	ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Interest and dividend income:
Loans receivable	$1,366,027	$1,451,191	$2,820,319	$2,841,487
Investment securities	997,887	1,124,032	2,010,439	2,286,254
Other interest earning assets	13,603	13,683	24,741	22,890
Total interest income	2,377,517	2,588,906	4,855,499	5,150,631

Interest expense:
NOW	23,183	41,348	56,272	80,600
Money market	61,101	63,018	120,480	125,504
Savings	13,278	12,129	25,974	23,589
Time	118,885	147,893	240,391	308,010
Total interest expense	216,447	264,388	443,117	537,703

Net interest income	2,161,070	2,324,518	4,412,382	4,612,928
Provision for loan loss	25,000	20,000	55,000	110,000
Net interest income after provision for loan loss	2,136,070	2,304,518	4,357,382	4,502,928

Non-interest income:
Loan fees	13,036	16,551	40,606	18,855
Service charges on deposits	536,148	551,019	1,058,385	1,091,720
Net rental income	10,105	14,266	21,718	26,249
Other income	64,004	39,675	110,287	86,361
Total non-interest income	623,293	621,511	1,230,996	1,223,185

Non-interest expenses:
Salaries and benefits	988,835	990,642	1,968,838	1,954,258
Occupancy expenses	361,665	361,606	738,228	725,396
Legal expense	34,974	87,260	99,960	176,781
Professional fees	72,050	60,650	152,501	126,850
Computer expense	73,247	65,597	138,569	132,552
Director fees	62,925	60,575	125,375	119,525
FDIC and NYSBD assessments	45,500	105,000	139,500	199,000
Other expenses	331,822	342,350	641,097	642,694
Total non-interest expenses	1,971,018	2,073,680	4,004,068	4,077,056

Income before income taxes	788,345	852,349	1,584,310	1,649,057

Provision (benefit) for income taxes:
Current	565,691	344,800	980,381	787,110
Deferred	(205,050)	45,173	(255,566)	(32,651)
Total provision for income taxes	360,641	389,973	724,815	754,459

Net income	$427,704	$462,376	$859,495	$894,598

Basic income per common share	$0.24	$0.26	$0.48	$0.51

Diluted net income per share	$0.24	$0.26	$0.48	$0.51

Book value per common share	$14.81	$14.08	$14.81	$14.08